UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     February 18, 2011

First Bancorp
(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-15572	56-1421916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

341 North Main Street Troy, North Carolina 27371
(Address of Principal Executive Offices) (Zip Code)

(910) 576-6171
(Registrant’s Telephone Number, including area code)

Not Applicable
(Former Name or Address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FIRST BANCORP

Index

		Page

Item 5.02. –	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements Of Certain Officers	3

Signatures		4

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

The Compensation Committee of the board of directors of the Registrant recently reviewed the Registrant’s financial results for 2010.  As part of this review, the Committee reviewed the attainment of financial goals set for 2010 as part of the Registrant’s Annual Incentive Plan (AIP).  The AIP gives all of the Registrant’s officers the opportunity to earn a cash bonus payment based on the attainment of specified financial goals for the fiscal year.  The Registrant’s five most highly compensated employees are not eligible for the AIP as a result the Registrant’s participation in the United States Treasury’s Troubled Asset Relief Program (TARP).  Four of the five most highly compensated employees are named executive officers of the Registrant, with those employees being Jerry L. Ocheltree, Anna G. Hollers, Teresa C. Nixon, and Eric P. Credle.

For the four named executive officers that are ineligible for the AIP, the Committee decided to grant shares of long-term restricted stock, pursuant to the Registrant’s 2007 Equity Plan, with vesting requirements consistent with the minimum rules allowing such long-term equity grants for companies participating in TARP.  These rules require that the vesting of the stock be tied to repayment of the financial assistance.  For each 25% of total financial assistance repaid, 25% of the total long-term restricted stock may become transferrable.  Furthermore, the awards must be subject to a substantial risk of forfeiture (employee must provide substantial services) for two years from the date of grant, other than due to the employee’s death or disability, or a change of control prior to the second anniversary of the grant date.

The Committee determined that the value of the grants would be the sum of what each officer would have earned had they been AIP participants, plus an additional amount based on the Committee’s assessment of regulatory examination results received in 2010.

The AIP uses multiple performance measures to determine the amount of each participant’s annual bonus.  The Committee assigns a weight to each performance measure, with the sum of the weights equal to 100%.  The weight is the percentage of each participant’s total bonus that will be based on that particular performance measure.  The board also sets threshold, target and maximum performance levels for each measure.  If the threshold performance level is not achieved, participants earn no bonus for that measure.  Participants earn 50% of their target bonus for the measure if the threshold level is achieved, 100% if the target level is achieved and 200% if the maximum level is achieved.  Bonuses are directly proportional to performance between any of these set points.  The percentages earned for each performance measure are added together to arrive at the “Performance Percentage” for the year.  Each participant also has a target bonus percentage that is set by the Committee as a percentage of their base salary.  The target bonus percentage is multiplied by the participant’s salary which is then multiplied by the Performance Percentage to arrive at the cash bonus amount.  Due to challenges faced by the Registrant and the banking industry, for 2010, each participant’s target bonus percentage was set at one-third of their prior percentage.

The Committee determined that had the four named executives noted above been participants in the AIP for 2010, their performance bonus percentage would have been 26.7%.  The Committee then added 12.5% related to the regulatory examination, resulting in a percentage of 39.2%, which was deemed to be the performance percentage that would be utilized to determine the value of the restricted stock grants.

Based on the above described methodology, each of the four named executives noted above will be granted shares of long-term restricted stock with the following values based on the Registrant’s closing stock price on February 24, 2011:

Jerry L. Ocheltree - $32,454
Anna G. Hollers - $16,493
Teresa C. Nixon - $15,941
Eric P. Credle - $14,405

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           February 18, 2011

FIRST BANCORP

By:	/s/ Jerry L. Ocheltree
Name:	Jerry L. Ocheltree
Title:	President & Chief Executive Officer

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